Independent Auditors' Consent


We consent to the use in this Post-Effective Amendment No. 32 to Registration Statement (No. 2-84751) of The 59 Wall Street Money Market Fund of our reports dated August 18, 2000 relating to The 59 Wall Street Money Market Fund and BBH U.S. Money Market Portfolio, incorporated herein by reference in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the heading, "Financial Highlights" appearing in the Prospectus, which is also part of such Registration Statement.

/s/DELOITTE & TOUCHE LLP
Boston, Massachusetts
September 29, 2000